FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-02

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:***NEW ISSUE CMBS: WFRBS 2014-C24 *Pricing Spots*

Swap Spreads		Treasuries
2yr	26.00
3yr	23.75	2yr	100-06 3/4
4yr	24.25	3yr	100-05+
5yr	17.75	5yr	101-06+
6yr	16.75	7yr	101-05+
7yr	11.75	10yr	100-30+
8yr	14.75	30yr	101-18
9yr	15.50
10yr	14.25

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and
Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing
wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see
https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:
https://www.wellsfargo.com/com/disclaimer/wfsjb4.